                                                                       EXHIBIT E

                                                                  Conformed Copy


                            Telenor East Invest AS
                                Keysers Gate 13
                                  N-0130 Oslo
                                    Norway

                                                                   June 23, 2000


Open Joint Stock Company
"Vimpel-Communications"
10, building 14, Ulitsa 8-Marta
125683, Moscow
Russian Federation

Dr. Dmitri Borisovich Zimin
Glavsotkom LLC
"Bee Line" Non-Profit Fund
c/o 10-12, Ulitsa 8-Marta
125683, Moscow
Russian Federation

Gentlemen,

We refer to:

(i) the Primary Agreement dated as of December 1, 1998 (the "Primary Agreement") between Telenor East Invest AS ("Telenor") and Open Joint Stock Company "Vimpel-Communications" ("VimpelCom");

(ii) the Shareholders Agreement dated as of December 1, 1998 (the "Shareholders Agreement") by and among Telenor, Dr. Dmitri Borisovich Zimin ("Dr. Zimin"), Glavsotkom LLC ("Glavsotkom"), the "Bee Line" Non-Profit Fund (the "Bee Line Fund"), Augie K. Fabela, II ("Mr. Fabela") and Geneva Investment Trust I, L.L.C. ("Geneva");

(iii) the Registration Rights Agreement dated as of December 1, 1998 (the "Registration Rights Agreement") by and among VimpelCom, Telenor, Dr. Zimin, Glavsotkom and the Bee Line Fund;

(iv) the other Principal Agreements contemplated by the Primary Agreement and all other agreements and letter agreements related to the above (collectively, together with the

      Primary Agreement, the Shareholders Agreement and the Registration Rights Agreement, the "Transaction Documents"); and

(v) the Working Capital Bridge Facility dated as of the date hereof (the "Loan Agreement") by and between Telenor, as the lender, and VimpelCom, as the borrower.

Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as therein defined. As Mr. Fabela and Geneva have ceased to be parties to the Shareholders Agreement pursuant to Article VI thereof, Dr. Zimin, Glavsotkom and the Bee Line Fund (the "Significant Zimin Shareholders") and Telenor are the only remaining parties to the Shareholders Agreement.

The making of loans under the Loan Agreement is conditioned upon the parties hereto entering into this letter agreement (this "Agreement"). To induce Telenor to make loans under the Loan Agreement, VimpelCom has agreed to provide the waivers and consents, and enter into the undertakings, set forth in this Agreement. In addition, the Significant Zimin Shareholders have substantial shareholdings in VimpelCom, will benefit from the transactions contemplated by the Loan Agreement, and have therefore agreed to provide the waivers and consents, and enter into the undertakings, set forth in this Agreement.

Accordingly, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Waivers and Consents with Respect to Certain Provisions of the Transaction Documents

With respect to the Transaction Documents to which each is a party, each of VimpelCom and the Significant Zimin Shareholders hereby irrevocably:

1. consents to the acquisition by Telenor, at any time after Telenor's shareholding in VimpelCom has decreased below its current shareholding, of additional shares in VimpelCom such that Telenor's aggregate shareholding in VimpelCom does not exceed 25.72% of the voting shares of VimpelCom; this consent shall constitute the consent required (i) under Section 2.02 of the Registration Rights Agreement, (ii) under the third paragraph of the letter between Telenor and Dr. Zimin dated December 1, 1998 (known to the parties thereto as, and hereinafter referred to as, the "Side Letter (Board and Control)") and/or (iii) under any other Transaction Document;

2. (i) waives any and all provisions in the Transaction Documents conditioning any of Telenor's rights, obligations or remedies thereunder upon its holding of at least 25% plus one (1) voting share in VimpelCom; and (ii) agrees that any decrease of Telenor's shareholding below 25% plus one (1) voting share shall not limit or otherwise impair any of Telenor's rights, obligations and remedies under the Transaction Documents, including, but not limited to, its rights and obligations under Section 5.07, 5.09(b) and 7.05 of the Primary Agreement, under Section 3.05 and
      Section 5.01 of the Shareholders Agreement, and under the fourth paragraph of the Side Letter (Board and Control);

      provided that, in the case of each of (i) and (ii) above, (x) Telenor continues to hold at least 20% of the voting shares in VimpelCom and
      (y) any decrease of Telenor's shareholding below 25% plus one (1) voting share is not the result of a Transfer (as defined in the Shareholders Agreement) by Telenor of the shares of VimpelCom to a Person other than an Affiliate of Telenor;

3. consents to Telenor entering into the Primary Agreement (Financing Vehicles) dated the date hereof between VimpelCom Finance B.V. and other parties thereto from time to time, and the agreements and transactions contemplated thereby;

4. (i) agrees that nothing in the Transaction Documents shall prohibit any purchase by Telenor (the "Convertible Bond Purchase") of senior convertible notes, or any other notes, bonds, debentures or similar instruments convertible into or exchangeable for shares of VimpelCom or ADSs (the "Convertible Bonds"), issued by any Affiliate of VimpelCom pursuant to the decision of the extraordinary shareholders' meeting of VimpelCom dated April 13, 2000; (ii) grants its consent to such Convertible Bond Purchase and to the conversion of the Convertible Bonds so acquired into the shares of VimpelCom; (iii) agrees that neither such Convertible Bond Purchase nor the conversion by Telenor of such Convertible Bonds shall affect, impair or otherwise limit any of Telenor's rights, obligations or remedies under any of the Transaction Documents; and (iv) agrees that Telenor shall have the right to dispose of such Convertible Bonds without any restriction whatsoever, except such restrictions as are mandated by applicable law or as are applicable to all holders of Convertible Bonds; provided that, in each case, Telenor shall not (A) voluntarily convert Convertible Bonds into shares of VimpelCom if, after giving effect to such conversion, it would own more than 25.72% of the voting shares of VimpelCom or (B) on the date of redemption or conversion of the last Convertible Bond, hold any Convertible Bonds in excess of the amount of Convertible Bonds which, after giving effect to conversion of such Convertible Bonds, would result in Telenor owning more than 25.72% of the voting shares of VimpelCom.

Undertakings of VimpelCom

5. VimpelCom hereby undertakes and covenants to, and agrees with, Telenor that VimpelCom shall (subject to the exercise of the fiduciary duties of its Board of Directors in accordance with applicable law) use its best efforts to make the offering of shares contemplated by the April 13, 2000 extraordinary shareholders' meeting of VimpelCom, and shall ensure that if and when VimpelCom and/or VimpelCom Finance B.V. or any other Affiliate of VimpelCom proposes to offer securities and file a registration statement with the SEC, in consideration of the making of loans by Telenor under the Loan Agreement and to ensure repayment thereof, Telenor is offered an opportunity to purchase, in accordance with the Primary Agreement (Financing Vehicles) dated as of the date hereof (the "Primary Agreement (Financing Vehicles)" ) between Telenor and VimpelCom Finance B.V., such number of shares of VimpelCom, ADSs and/or Convertible Bonds as to enable Telenor to retain Telenor's holding of at least 25.72% of the voting shares of VimpelCom.

6. VimpelCom hereby undertakes and covenants to, and agrees with, Telenor that (i) any New ADSs or any Notes (each, as defined in the Primary Agreement (Financing Vehicles)) purchased by Telenor in a Public Offering (as so defined) shall be the subject of a registration statement which has been declared effective under the Act on or prior to the date of their acquisition by Telenor and (ii) any New ADSs, New Shares and/or Notes purchased by Telenor pursuant to the Primary Agreement (Financing Vehicles) in an offering which is exempt from the registration requirements of the Act shall constitute Registrable Securities (as defined in the Registration Rights Agreement) and shall be entitled to all benefits accruing to Registrable Securities under the Registration Rights Agreement, and, in furtherance thereof, the parties agree that the definition of "Registrable Securities" in the Registration Rights Agreement shall be amended by replacing the words "ADS or shares" in each place in which they appear in such definition with the words "convertible notes, ADSs or shares".

Undertakings by Significant Zimin Shareholders

7. Each of the Significant Zimin Shareholders hereby severally undertakes to and agrees with Telenor that, during the period from the date hereof until the date of termination of the Shareholders Agreement under Article VI thereof, such Significant Zimin Shareholder shall take any reasonable action necessary or required to cause VimpelCom to comply with the requirements of Section 5 and Section 6 hereof.

Miscellaneous

8. To the extent necessary to permit the execution and delivery of this Agreement by the parties to the Shareholders Agreement, each of the Significant Zimin Shareholders and Telenor hereby waives the obligations of the other parties to the Shareholders Agreement under Section 5.03 thereof, and the Significant Zimin Shareholders and Telenor agree that this Agreement is supplemental to, and not inconsistent with, the Shareholders Agreement. Such waiver shall not be construed as a waiver of any other term or condition of the Shareholders Agreement.

9.    Without prejudice to any rights then accruing to the parties hereto under
      Section 1, Section 2 or Section 4 hereof, the rights and obligations of the parties hereto under Section 1, Section 2 and Section 4 hereof shall terminate on the date of redemption or conversion of the last Convertible Bond. Without prejudice to any rights then accruing to the parties hereto under Section 5 hereof, the rights and obligations of the parties hereto under Section 5 hereof, shall terminate upon termination of the Primary Agreement (Financing Vehicles) in accordance with its terms.

10. Execution of an Endorsement by any Person who becomes a party to the Shareholders Agreement in accordance with Section 3.03 thereof shall have the effect of making such Person a party to this Agreement without the need for any further action on the part of such Person or any other Person.

11.   Sections 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09 and 6.12 of the
      Registration Rights Agreement (and any defined terms used therein) are incorporated herein by reference as if set forth in full herein, mutatis mutandis, as if each reference therein to any "party hereto," "parties hereto" and similar references were a reference to the parties to this

      Agreement, as if each reference therein to the "Company" were a reference to VimpelCom, and as if each reference therein to "this Agreement," "hereof," "hereunder" and similar references were a reference to this Agreement.

12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

13. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


                             Very truly yours,

                             TELENOR EAST INVEST AS

                             By /s/ Henrik Torgersen
                                --------------------
                                Henrik Torgersen
                                Attorney-in-Fact

                                                                       EXHIBIT F

                                                                  Conformed Copy

                            Telenor East Invest AS
                                Keysers Gate 13
                                  N-0130 Oslo
                                    Norway

                                                                    July 5, 2000


Open Joint Stock Company
"Vimpel-Communications"
10, building 14, Ulitsa 8-Marta
125683, Moscow
Russian Federation

Re:  Working Capital Bridge Facility
     -------------------------------

Gentlemen,

We refer to the Working Capital Bridge Facility dated as of June 23, 2000 (the "Loan Agreement") between Telenor East Invest AS (the "Lender) and Open Joint Stock Company "Vimpel-Communications" (the "Borrower"). Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

The making of loans under the Loan Agreement is conditioned upon the Borrower's satisfaction of certain conditions precedent. The Borrower has requested that Telenor waive certain of such conditions precedent to the second Disbursement. To induce the Lender to waive such conditions precedent and to make the second Disbursement under the Loan Agreement, the Borrower has agreed to enter into, and provide the undertakings set forth in, this letter agreement (this "Agreement").

Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Subject to the Borrower's agreement to, and compliance with, Sections 2 through 8 (inclusive) hereof, the Lender hereby waives the conditions to the second Disbursement set forth in Sections 4.02(b), 4.02(c) and 4.02(d) of the Loan Agreement.

2. On or prior to the date of making of the second Disbursement, the Borrower shall have delivered to the Lender the following documents, each in form and substances satisfactory to the Lender:

     (a) a copy of the [Third Party Lender Loan Agreement], duly executed and delivered by the [Third Party Lender] and the Borrower;

     (b) evidence satisfactory to the Lender that the Borrower has borrowed approximately US$35,000,000,000 from Sbergatelniy Bank ("Sberbank") under the Non-Revolving Credit Facility Agreement No. 9063 dated April 28, 2000 between the Borrower and Sberbank (the "Sberbank Loan") (in addition to the approximately US$15,000,000 which the Borrower has borrowed from Sberbank thereunder prior to the date hereof);

     (c) a letter from Citibank addressed to the Borrower and the Lender in which Citibank confirms its intention to enter into the Citibank Agreement and to provide the Citibank Guarantee; and

     (d) a copy of a letter from Ericsson Project Finans AB or AB LM Ericsson Finans addressed to the Borrower confirming that Ericsson Project Finans AB and AB LM Ericsson Finans will immediately apply all amounts paid to either of them pursuant to the lease agreements to which they and the Borrower are party to the payment in full of all amounts owing under the related loan agreement or agreements to which Ericsson Project Finans AB, AB LM Ericsson Finans, ING Bank N.V. and certain other lenders are party.

3. The Borrower shall apply all of the proceeds of the second Disbursement to the payment of amounts owing by the Borrower under the Supplementary Agreement dated 27 January 1998, as amended (the "Supplementary Agreement"), between the Borrower, Ericsson Project Finance AB and AB LM Ericsson Finans, the Lease Agreements (as defined in the Supplementary Agreement) and the other Vimpelcom Facility Documents (as defined in the Supplementary Agreement), together with all taxes and interest rate breakage costs, if any, payable by the Borrower as a consequence of the making of such payment.

4. The Borrower shall provide the Lender with (a) within fifteen (15) days after the date hereof, copies of the duly executed originals of the Citibank Agreement and the Citibank Guarantee, and (b) within five (5) days after the date hereof, (i) a certified copy of the approval by the annual general shareholders' meeting of the Borrower of those matters referred to in Section 4.01(c) of the Loan Agreement and (ii) a copy of the approval by the Board of Directors of the [Third Party Lender Loan Agreement] and the [Third Party Lender Agreement].

5. The Borrower shall, within fifteen (15) days after the date hereof, provide the Lender with schedules of (a) the collateral subject to Liens created by the Security Documents (as defined in the Supplementary Agreement), (b) the collateral which the Borrower and/or the Major Shareholders have pledged or intend to pledge to Sberbank, (c) any collateral pledged to Sberbank or intended to be pledged to Sberbank which will be released by Sberbank upon the pledge to Sberbank of collateral described in clause (a), (d) the assets and property of the Borrower subject to Liens in favor of Alcatel and lenders other than Sberbank, the Lessors, ING Bank N.V. or the Lender, and (e) the assets and property of the Borrower which, after giving effect to the release of Liens created under the Security Documents (as defined in the Supplementary Agreement) and the pledge to Sberbank described in clause
     (b), will not be subject to any Lien.

6. As soon as available, the Borrower shall furnish to the Lender, in accordance with Section 8.03 of the Loan Agreement, but with a copy to Peter O'Driscoll, Coudert Brothers, 60 Cannon Street, London EC4N 6JP, England, fax no. +44-207-248-3001, (a) copies of any formal correspondence dated on or after June 23, 2000 between the Borrower and any Lessor (as defined in the Supplementary Agreement) or ING Bank N.V., (b) written confirmation of the repayment by the Borrower of amounts owing under the Supplementary Agreement, the Lease Agreements and other Vimpelcom Facility Agreements and (c) copies of any agreement, amendment, waiver, release or other document entered into by the Borrower, any of its Subsidiaries or any Major Shareholder and any Lessor or ING Bank N.V. or otherwise executed and delivered to the Borrower by any Lessor or ING Bank N.V.

7. The Borrower shall use its best efforts to ensure that, as soon as possible and, in any event, no later than July 31, 2000, a disbursement under the [Third Party Lender Loan Agreement] in an amount of not less than US$30,000,000 is made to the Borrower.

8. If a disbursement under the [Third Party Lender Loan Agreement] in an amount of not less than US$30,000,000 has not been made on or prior July 31, 2000, the Borrower shall provide to the Lender security consisting of the Borrower's domestic accounts receivable having an aggregate value on the date of the grant of such security and at all times thereafter equal to one-half ( 1/2) of the sum of the unpaid principal amount of the Loan and all fees and accrued interest thereon from time to time. After July 31, 2000, the Borrower shall use its best efforts to promptly obtain the approval of its disinterested shareholders of such grant of security to the Lender, and enter into any and all documentation with respect to the granting of such security as the Lender may require, in each case, in form and substance satisfactory to the Lender.

9. The Borrower agrees that its obligations under Sections 3, 7 and 8 hereof shall constitute covenants the breach of which shall constitute an Event of Default under Section 7.01(b) of the Loan Agreement, unless the Borrower has used its best efforts to perform such obligations and such breach is not due to the Borrower's action or failure to act.

10. The waiver granted by the Lender in Section 1 hereof shall not be construed as a waiver of any other term or condition of the Loan Agreement.

11. This Agreement shall terminate if (a) the [Third Party Lender] purchases shares or convertible securities of the Borrower in an amount not less than US$30,000,000, (b) Telenor acquires shares of the Borrower or convertible securities under the Primary Agreement or Telenor has the right to acquire shares of the Borrower or convertible securities under the Primary Agreement but cannot exercise such right due to a failure to obtain the MAMP Approval (as defined in the Primary Agreement, and described in Section 2.02(c) thereof), or (c) all of the conditions precedent to the second Disbursement under the Loan Agreement have been fulfilled and the second Disbursement has been made.

12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction. Section 8.08 of the Loan Agreement is incorporated herein by reference as if set forth in full herein.

13. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


                         Very truly yours,

                         TELENOR EAST INVEST AS


                         By /s/ Henrik Torgersen
                           ---------------------
                            Henrik Torgersen
                            Attorney-in-Fact


Agreed to and Accepted:

OPEN JOINT STOCK COMPANY
"VIMPEL-COMMUNICATIONS"


By /s/ Dmitri Borisovich Zimin
  ----------------------------
  Dmitri Borisovich Zimin
  President and Chief Executive Officer


By /s/ Vladimir Mikhailovich Bychenkov
  ------------------------------------
  Vladimir Mikhailovich Bychenkov
  Chief Accountant


DR. DMITRI BORISOVICH ZIMIN

/s/ Dmitri Borisovich Zimin
----------------------------------------
Dmitri Borisovich Zimin


GLAVSOTKOM LLC

By /s/ Dmitri Borisovich Zimin
   -------------------------------------
   Dmitri Borisovich Zimin
   General Director


By /s/ Vladimir Mikhailovich Bychenkov
   -------------------------------------
   Vladimir Mikhailovich Bychenkov
   Chief Accountant


"BEE LINE" NON-PROFIT FUND


By /s/ Konstantin I. Ashitkov
   -------------------------------------
   Konstantin I. Ashitkov
   Executive Director


By /s/ Vladimir Mikhailovich Bychenkov
   -------------------------------------
   Chief Accountant

                                       7